Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RAISES 2011 GUIDANCE

Costa Mesa, Calif. — March 9, 2011 — Ceradyne, Inc. (Nasdaq: CRDN) raises its 2011 guidance.

Ceradyne, Inc. management is adjusting its 2011 guidance to a range of $2.35 per fully diluted share to approximately $2.70 per fully diluted share, and sales from $505 million to $560 million.

This guidance is increased from prior guidance of $1.50 per fully diluted share to approximately $1.90 per fully diluted share, and sales from $470 million to $540 million on January 10, 2011 and reiterated on February 24, 2011.

Joel P. Moskowitz, Ceradyne, Inc. Chairman, CEO and President, commented: "We are comfortable in revising our 2011 guidance based on several factors. First, we are experiencing increasing gross margins. We believe this is due to higher volume efficiencies, an improved sales mix, as well as firmer pricing in our industrial and commercial markets. Secondly, the recent $56.6 million ESAPI award and several potential additional armor opportunities increase the probability of a substantial increase in military business compared to 2010. We are also encouraged by the preliminary ballistic results the military is achieving on our Enhanced Combat Helmet (ECH) first article testing. Finally, the projected increased industrial ceramic business in Europe and strong demand for our high purity fused silica ceramic solar crucible lead us to project continuing positive results throughout 2011.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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